Exhibit 23.1

To Whom It May Concern:

We consent to the incorporation by reference in this Registration Statement on Form S-1MEF of our report dated June 13, 2023, on the balance sheet of Richtech Robotics Inc. as of September 30, 2022 and 2021 and the related statements of operations, changes in stockholder’s equity and cash flows for the years then ended, included in the Registration Statement on Form S-1 (File No. 333-273628) of Richtech Robotics Inc. We also consent to the reference to our Firm under the caption “Experts” in the Registration Statement on Form S-1 (File No. 333-273628).

/s/ Bush & Associates CPA, LLC

Very truly yours,

Henderson, Nevada

November 16, 2023

179 N. Gibson Road, Henderson, NV 89014 ● 702.703.5979 ● www.bushandassociatescpas.com